Exhibit 10.1

Information to identify the case:

Debtor	SG Echo, LLC (Name)	EIN:	85−2885690
United States Bankruptcy Court	Eastern District of Oklahoma	Date case filed for chapter: 11	April 28, 2026
Case number:	26−80385		

Official Form 309F1 (For Corporations or Partnerships)

Notice of Chapter 11 Bankruptcy Case

10/20

For the debtor listed above, a case has been filed under chapter 11 of the Bankruptcy Code. An order for relief has been entered.

This notice has important information about the case for creditors and debtors, including information about the meeting of creditors and deadlines. Read both pages carefully.

The filing of the case imposed an automatic stay against most collection activities. This means that creditors generally may not take action to collect debts from the debtor or the debtor's property. For example, while the stay is in effect, creditors cannot sue, assert a deficiency, repossess property, or otherwise try to collect from the debtor. Creditors cannot demand repayment from the debtor by mail, phone, or otherwise. Creditors who violate the stay can be required to pay actual and punitive damages and attorney's fees.

Confirmation of a chapter 11 plan may result in a discharge of debt. A creditor who wants to have a particular debt excepted from discharge may be required to file a complaint in the bankruptcy clerk's office within the deadline specified in this notice. (See line 11 below for more information.)

To protect your rights, consult an attorney. All documents filed in the case may be inspected at the bankruptcy clerk's office at the address listed below or through PACER (Public Access to Court Electronic Records at https://pacer.uscourts.gov).

The staff of the bankruptcy clerk's office cannot give legal advice.

Do not file this notice with any proof of claim or other filing in the case.

1.	**Debtor's full name**	SG Echo, LLC	
2.	**All other names used in the last 8 years**		
3.	**Address**	1207 Building C N FM 3083 Road E Conroe, TX 77304	
4.	**Debtor's attorney** Name and address	Jason Anthony Sansone Phillips Murrah P.C. 424 NW 10th Street, Suite 300 Oklahoma City, OK 73103	Contact phone 405−235−4100 Email: jasansone@phillipsmurrah.com
5.	**Bankruptcy clerk's office** Documents in this case may be filed at this address. You may inspect all records filed in this case at this office or online at https://pacer.uscourts.gov.	101 N. 5th Street P. O. Box 1888 Muskogee, OK 74402	Hours open: 8:30 AM − 4:30 PM M−F Contact phone 918−549−7200 Date: April 29, 2026
6.	**Meeting of creditors** The debtor's representative must attend the meeting to be questioned under oath. Creditors may attend, but are not required to do so.	**June 1, 2026 at 10:00 AM** The meeting may be continued or adjourned to a later date. If so, the date will be on the court docket.	Location: **341 Telephonic Ch 11 Dial 888−330−1716, access 4100506, Muskogee, Ok 74402**

For more information, see page 2 >

Official Form 309F1 (For Corporations or Partnerships) **Notice of Chapter 11 Bankruptcy Case** page 1

Case 26-80385 Doc 8 Filed 04/29/26 Entered 04/29/26 15:05:44 Desc Notice of Ch11 Mtg C/P Page 1 of 2

Official Form 309F1 (For Corporations or Partnerships) Notice of Chapter 11 Bankruptcy Case page 2 Case 26 - 80385 Doc 8 Filed 04/29/26 Entered 04/29/26 15:05:44 Desc Notice of Ch11 Mtg C/P Page 2 of 2 Deadline for filing proof of claim: For all creditors (except a governmental July 12, 2026 unit): For a governmental unit: October 29, 2026 A proof of claim is a signed statement describing a creditor's claim.A proof of claim form may be filed at www.okeb.uscourts.gov/file−proof−cla i m or a proof of claim form may be obtained atany bankruptcy clerk's office. Your claim will be allowed in the amount scheduled unless: • your claim is designated as disputed , contingent , or unliquidated; • you file a proof of claim in a different amount; or • you receive another notice. If your claim is not scheduled or if your claim is designated as disputed , contingent , or unliquidated , you must file a proof of claim or you might not be paid on your claim and you might be unable to vote on a plan. You may file a proof of claim even if your claim is scheduled. You may review the schedules at the bankruptcy clerk's office or online at https://pacer.uscourts.gov. Secured creditors retain rights in their collateral regardless of whether they file a proof of claim. Filing a proof of claim submits a creditor to the jurisdiction of the bankruptcy court, with consequences a lawyer can explain. For example, a secured creditor who files a proof of claim may surrender important nonmonetary rights, including the right to a jury trial. 7. Proof of claim deadline If † 523(c) applies to your claim and you seek to have it excepted from discharge, you must start a judicial proceeding by filing a complaint by the deadline stated below. Deadline for filing the complaint: July 31, 2026 8. Exception to discharge deadline The bankruptcy clerk's office must receive a complaint and any required filing fee by the following deadline. If you are a creditor receiving notice mailed to a foreign address, you may file a motion asking the court to extend the deadlines in this notice. Consult an attorney familiar with United States bankruptcy law if you have any questions about your rights in this case. 9. Creditors with a foreign address Chapter 11 allows debtors to reorganize or liquidate according to a plan. A plan is not effective unless the court confirms it. You may receive a copy of the plan and a disclosure statement telling you about the plan, and you may have the opportunity to vote on the plan. You will receive notice of the date of the confirmation hearing, and you may object to confirmation of the plan and attend the confirmation hearing. Unless a trustee is serving, the debtor will remain in possession of the property and may continue to operate its business. 10. Filing a Chapter 11 bankruptcy case Confirmation of a chapter 11 plan may result in a discharge of debts, which may include all or part of your debt. See 11 U.S.C. † 1141(d). A discharge means that creditors may never try to collect the debt from the debtor except as provided in the plan. If you want to have a particular debt owed to you excepted from the discharge and † 523(c) applies to your claim, you must start a judicial proceeding by filing a complaint and paying the filing fee in the bankruptcy clerk's office by the deadline. 11. Discharge of debts Debtor SG Echo, LLC Case number 26−80385